SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 0)1


                              Petrol Oil & Gas, Inc.
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                                (Name of Issuer)


                                   Common Stock
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                         (Title of Class of Securities)


                                    716528104
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                                 (CUSIP Number)


                                    9/30/2004
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

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1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                         (Continued on following pages)

                                Page 1 of 7 Pages

CUSIP No. 716528104            Schedule 13G                 Page 2 of 7 Pages
          -----------        --------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Wellington Management Company, LLP
         04-2683227
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2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
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3.       SEC USE ONLY
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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Massachusetts
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                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  5,000,000
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          5,000,000
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000,000
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10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                              [_]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.178%
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12.      TYPE OF REPORTING PERSON
         HC,IA
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CUSIP No. 716528104            Schedule 13G                 Page 3 of 7 Pages
          -----------        --------------

Item 1(a).   Name of Issuer:

                  Petrol Oil & Gas, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

                  3161 East Warm Springs Road, Suite 300
                  Las Vegas, NV  89120

Item 2(a).   Name of Person Filing:

                  Wellington Management Company, LLP(''WMC'')

Item 2(b).   Address of Principal Business Office or, if None,
             Residence:

                  75 State St
                  Boston, MA  02109

Item 2(c).   Citizenship:

                  Massachusetts

Item 2(d).   Title of Class of Securities:

                  Common Stock

Item 2(e).   CUSIP Number:

                  716528104

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)  [ ] Broker or dealer registered under Section 15 of the Act.

        (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

CUSIP No. 716528104            Schedule 13G                 Page 4 of 7 Pages
          -----------        --------------

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

        (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G); see item 7;

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box [ ]

Item 4.      Ownership.
             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount Beneficially Owned: WMC, in its capacity as investment adviser, may be deemed to beneficially own 5,000,000 shares of the Issuer which are held of record by clients of WMC.

        (b)  Percent of Class: 19.178%

        (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote  0
                                                                ----------
               (ii)   shared power to vote or to direct the
                      vote                                      5,000,000
                                                                ----------
               (iii)  sole power to dispose or to direct the
                      disposition of                            0
                                                                ----------
               (iv)   shared power to dispose or to direct the
                      disposition of                            5,000,000
                                                                ----------

CUSIP No. 716528104            Schedule 13G                 Page 5 of 7 Pages
          -----------        --------------

Item 5.      Ownership of Five Percent or Less of Class.
             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

             [ ]

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             The securities as to which this Schedule is filed by WMC, in its capacity as investment adviser, are owned of record by clients of WMC. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities, except as follows:

             Spindrift Investors (Bermuda) L.P.
             Spindrift Partners, L.P.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             See  Exhibit A

Item 8.      Identification and Classification of Members of the Group.

             Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(J) or Rule 13d-1(d).

Item 9.      Notice of Dissolution of Group.

             Not Applicable

Item 10.     Certification.
             -------------

          (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the

CUSIP No. 716528104            Schedule 13G                Page 6 of 7 Pages
          -----------        --------------

          effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection withor as a participant in any transaction having that purpose or effect. "

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                By:  --//Julie A. Jenkins//--
                                     --------------------------------------
                                Name:    Julie A. Jenkins
                                Title:   Vice President
                                Date:    October 08, 2004


**Signed pursuant to a Power of Attorney dated March 3, 2004 and filed with the SEC on March 10, 2004.

CUSIP No. 716528104            Schedule 13G                 Page 7 of 7 Pages
          -----------        --------------

                              Exhibit A


Pursuant to the instructions in Item 7 of this Schedule 13G, the identity and the Item 3 classification of the relevant subsidiary are: Wellington Trust Company, NA, 75 State Street, Boston MA 02109, a wholly-owned subsidiary of Wellington Management Company, LLP and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.